Exhibit (d)(262)

FORM OF SUB-ADVISORY AGREEMENT

JANUS HENDERSON INTERNATIONAL LONG/SHORT EQUITY FUND

(a Series of Janus Investment Fund)

This SUB-ADVISORY AGREEMENT (the “Agreement”) is entered into effective as of this [ ]day of [ ], 2017, by and between [JANUS CAPITAL MANAGEMENT LLC], a Delaware limited liability company (the “Adviser”) and HENDERSON INVESTMENT MANAGEMENT LIMITED (“HIML”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Janus Investment Fund, a Massachusetts business trust (the “Trust”) and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to Janus Henderson International Long/Short Equity Fund, a series of the Trust (the “Fund”) pursuant to which the Adviser has agreed to provide investment advisory services with respect to the Fund; and

WHEREAS, HIML is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser desires to retain HIML to furnish investment advisory services with respect to the Fund, and HIML is willing to furnish such services;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Duties of HIML. The Adviser hereby engages the services of HIML as subadviser in furtherance of the Advisory Agreement. HIML agrees to perform the following duties, subject to the oversight of the Adviser and to the overall control of the officers and the Board of Trustees (the “Trustees”) of the Trust:

(a)         HIML shall manage the investment operations of the Fund and the composition of its investment portfolio, shall determine without prior consultation with the Trust or the Adviser, what securities and other assets of the Fund will be acquired, held, disposed of or loaned, and place orders, or direct the Adviser to place orders, for the purchase or sale of such securities or other assets with brokers, dealers or others, all in conformity with the investment objectives, policies and restrictions and the other statements concerning the Fund in the Trust’s trust instrument, as amended from time to time (the “Trust Instrument”), bylaws and registration statements under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), the Advisers Act, the rules thereunder and all other applicable federal and state laws and regulations, and the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to the Trust, on behalf of the Fund, as a regulated investment company;

(b)         HIML shall cause its officers and employees to attend meetings and furnish oral or written reports, as the Trust or the Adviser may reasonably require, in order to keep the Adviser, the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment decisions of HIML, and the investment considerations which have given rise to those decisions;

(c)         HIML shall maintain all books and records required to be maintained by HIML pursuant to the 1940 Act, the Advisers Act, and the rules and regulations promulgated thereunder, as the same may be amended from time to time, with respect to transactions on behalf of the Fund, and shall furnish the Trustees and the Adviser with such periodic and special reports as the Trustees or the Adviser reasonably may request. HIML hereby agrees that all records which it maintains for the Fund or the Trust are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act and the Advisers Act any records which it maintains for the Trust and which are required to be maintained under the 1940 Act and the Advisers Act, and further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Trust upon request by the Trust;

(d)         HIML shall submit such reports relating to the valuation of the Fund’s assets and to otherwise assist in the calculation of the net asset value of shares of the Fund as may reasonably be requested;

(e)         HIML shall exercise, and/or provide the Adviser with such assistance and advice as the Adviser may reasonably request as to the manner in which to exercise, on behalf of the Fund, such voting rights, subscription rights, rights to consent to corporate action and any other rights pertaining to the Fund’s assets that may be exercised, in accordance with any policy pertaining to the same that may be adopted or agreed to by the Trustees of the Trust, so that the Adviser may exercise such rights if not otherwise exercised by HIML, or, in the event that the Trust retains the right to exercise such voting and other rights, to furnish the Trust with advice as may reasonably be requested as to the manner in which such rights should be exercised;

(f)         At such times as shall be reasonably requested by the Trustees or the Adviser, HIML shall provide the Trustees and the Adviser with economic, operational and investment data and reports, including without limitation all information and materials reasonably requested by or requested to be delivered to the Trustees of the Trust pursuant to Section 15(c) of the 1940 Act, and shall make available to the Trustees and the Adviser any economic, statistical and investment services normally available to similar investment company clients of HIML; and

(g)         HIML will provide to the Adviser for regulatory filings and other appropriate uses materially accurate and complete information relating to HIML as may be reasonably requested by the Adviser from time to time and, notwithstanding anything herein to the contrary, HIML shall be liable to the Adviser for all damages, costs and expenses, including without limitation reasonable attorney’s fees (hereinafter referred to collectively as “Damages”), incurred by the Adviser as a result of any material inaccuracies or omissions in such information provided by HIML to the Adviser, provided, however, that HIML shall not be liable to the extent that any Damages are based upon inaccuracies or omissions made in reliance upon information furnished to HIML by the Adviser.

(h)         Notwithstanding anything to the contrary herein, the Sub-Adviser shall not be required to render any legal advice or initiate litigation with respect to portfolio assets, including, but not limited to, class action and bankruptcy claims, provided that the Sub-Adviser shall render investment advice regarding such matters should such matters arise.

2.    Further Obligations. In all matters relating to the performance of this Agreement, HIML shall act in conformity with the Trust’s Trust Instrument, bylaws and currently effective registration statements under the 1940 Act and the 1933 Act and any amendments or supplements thereto (the “Registration Statements”) and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Trustees and the Adviser and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and all other applicable federal and state laws and regulations. The Adviser agrees to provide to HIML copies of the Trust’s Trust Instrument, bylaws, Registration Statement, written policies, procedures and guidelines and written instructions and directions of the Trustees and the Adviser, and any amendments or supplements to any of them at, or, if practicable, before the time such materials become effective.

3.    Obligations of the Adviser. The Adviser shall have the following obligations under this Agreement:

(a)         To keep HIML continuously and fully informed (or cause the custodian of the Fund’s assets to keep HIML so informed) as to the composition of the investment portfolio of the Fund and the nature of all of the Fund’s assets and liabilities from time to time;

(b)         To furnish HIML with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund’s shareholders or to any governmental body or securities exchange;

(c)         To furnish HIML with any further materials or information which HIML may reasonably request to enable it to perform its function under this Agreement; and

(d)         To compensate HIML for its services in accordance with the provisions of Section 4 hereof.

4.    Compensation. The Adviser shall pay to HIML for its services under this Agreement a fee equal to 50% of the advisory fee payable to the Adviser from the Fund (net of any reimbursement of expenses incurred, fees waived by the Adviser, or any recoupment of such reimbursement or fee reduction, each of which are shared equally between the Adviser and HIML). Fees paid to HIML shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

5.    Expenses. HIML shall pay all its own costs and expenses incurred in rendering its service under this Agreement.

6.    Representations of HIML. HIML hereby represents, warrants and covenants to the Adviser as follows:

(a)         HIML: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify HIML from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against HIML that could have a material adverse effect upon HIML’s ability to fulfill its obligations under this Agreement.

(b)         HIML has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, to the extent it is a separate Code of Ethics from that of the Adviser, will provide the Adviser with a copy of such code of ethics, together with evidence of its adoption, and any material changes thereto. Within 45 days after the end of the last calendar quarter of each year that this Agreement is in effect, the chief compliance officer or a director of HIML shall certify to the Adviser that HIML has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation HIML’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, HIML shall permit the Adviser, its employees or its agents to examine the reports required to be made to HIML by Rule 17j-1(c)(1) and all other records relevant to HIML’s code of ethics.

(c)         HIML has provided the Adviser with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

7.    Representations of the Adviser. The Adviser hereby represents, warrants and covenants to HIML as follows:

(a)  The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from fulfilling its obligations under this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to fulfill its obligations under this Agreement; (iv) has the legal and corporate authority to enter into and perform this Agreement; and (v) will immediately notify HIML of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, and of the institution of any administrative, regulatory or judicial proceeding against the Adviser that could have a material adverse effect upon the Adviser’s ability to fulfill its obligations under this Agreement.

(b)  The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide HIML with a copy of such code of ethics, together with evidence of its adoption.

(c)  The Adviser has provided HIML with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to HIML.

8.    Term. This Agreement shall become effective as of the date first set forth above and shall continue in effect until February 1, 2018, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of the Trust, the Adviser or HIML, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

9.  Termination. This Agreement may be terminated at any time, without penalty, by the Trustees or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in any such case that 60 days’ advance written notice of termination be given to HIML at its principal place of business. This Agreement may be terminated (i) by the Adviser at any time, without penalty by giving 60 days’ advance written notice of termination to HIML; (ii) by HIML at any time, without penalty by giving 90 days’ advance notice to the Adviser and the Trust, unless the Adviser or the Trust requests additional time to find a replacement for HIML, in which case HIML shall allow the additional time requested by the Adviser or the Trust not to exceed 90 days’ beyond the initial 90 days’ notice period unless otherwise agreed to by the Adviser, the Trust and HIML; or (iii) by the Adviser or the Trust without advance notice if HIML becomes unable to discharge its duties and obligations under this Agreement. In addition, this Agreement shall terminate, without penalty, upon the termination of the Advisory Agreement.

10.  Assignment. This Agreement shall automatically terminate in the event of its assignment.

11.  Amendments. This Agreement may be amended by the parties only in a written instrument signed by the parties to this Agreement and only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or the Adviser, HIML or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

12.  Limitation on Personal Liability. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

13.  Limitation of Liability of HIML. The Adviser will not seek to hold HIML, and HIML shall not be, liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this section, “HIML” shall include any affiliate of HIML performing services for the Fund contemplated hereunder and directors, officers and employees of HIML and such affiliates.

14.  Activities of HIML. The services of HIML hereunder are not to be deemed to be exclusive, and HIML is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of HIML to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in HIML as directors, officers and shareholders of HIML, that directors, officers, employees and shareholders of HIML are or may become similarly interested in the Trust, and that HIML may become interested in the Trust as a shareholder or otherwise.

15.  Third Party Beneficiary. The parties expressly acknowledge and agree that the Trust is a third party beneficiary of this Agreement and that the Trust shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto. Any oversight, monitoring or evaluation of the activities of HIML by the Adviser, the Trust or the Fund shall not diminish or relieve in any way the liability of HIML for any of its duties and responsibilities under this Agreement.

16.  Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)	To the Adviser at:

[Janus Capital Management LLC]

151 Detroit Street

Denver, Colorado 80206

Attention: General Counsel

Phone: (303) 394-6459

Fax: (303) 316-5728

(b)	To HIML at:

(c)	To the Trust at:

Janus Investment Fund

151 Detroit Street

Denver, Colorado 80206

Attention: Chief Legal Counsel

Phone: (303) 394-6459

Fax: (303) 316-5728

17.  Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment,” “approved at least annually,” and “interested persons” shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the SEC under the 1940 Act and as may be then in effect.

18.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers designated below as of the day and year first above written.

[JANUS CAPITAL MANAGEMENT LLC]

By:
Name:
Title

HENDERSON INVESTMENT MANAGEMENT LIMITED

By:
Name:
Title: